EXHIBIT 107

FORM S-8

(Form Type)

VIRTU FINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share	Other(2)	5,000,000	$22.32 (2)	$111,600,000.00 (2)	$92.70 per $1,000,000	$10,345.32
	Total Offering Amounts						$10,345.32
	Total Fee Offsets						$0.00
	Net Fee Due						$10,345.32

(1)	Represents 5,000,000 shares of Class A common stock, par value $0.00001 per share (the “Class A common stock”) of Virtu Financial, Inc. (the “Company”) that are reserved for issuance upon exercise of options granted or in respect of awards to be granted under the Virtu Financial, Inc. Amended and Restated 2015 Management Incentive Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also includes additional shares of Class A common stock in respect of the securities identified in the above table that may become issuable through the Plan by reason of any stock dividend, stock split, recapitalization or similar adjustments.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share of Class A common stock and the maximum aggregate offering price are based on the average of the $22.53 (high) and $22.11 (low) sale price of the Class A common stock as reported on The Nasdaq Stock Market LLC on 07/26/2022, which date is within five business days prior to filing this Registration Statement.